Exhibit 99.1

Kewaunee Scientific Reports Results for First Quarter

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III
(704) 871-3274

STATESVILLE, N.C. August 27, 2019 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its first quarter of fiscal year 2020, ended July 31, 2019.

Sales for the quarter were $39,336,000, a 6.7% decrease from sales of $42,152,000 in the prior year first quarter. Domestic sales for the quarter were $29,287,000, down 18.8% from sales of $36,070,000 in the first quarter of last year. International sales for the quarter were $10,049,000, up 65.2% from sales of $6,082,000 in the first quarter last year. The decrease in Domestic sales was a result of lower dealer sales in the current quarter versus those in the prior year first quarter. International sales increased as a result of a large order with a new customer and continued strength in the Indian laboratory infrastructure market.

Pre-tax earnings for the quarter were $665,000 compared to $1,893,000 for the prior year period. Pre-tax earnings were lower when compared to the prior year period because of lower Domestic sales and higher operating costs and investment in our International segment. Net earnings for the quarter were $471,000, or $0.17 per diluted share, a decrease of 68.4% as compared to net earnings of $1,489,000, or $0.53 per diluted share, for the quarter ended July 31, 2018.

The Company’s order backlog is $102 million at July 31, 2019, as compared to $101 million at April 30, 2019 and $102 million at July 31, 2018.

Unrestricted cash on hand was $11.7 million at the end of the quarter, as compared to $9.6 million at the end of the first quarter last year. Working capital was $31.0 million, as compared to $35.6 million at the end of the first quarter last year. Short-term debt and interest rate swaps were $13.3 million at the end of the quarter, as compared to $7.5 million at the end of the first quarter last year, and long-term debt was $127,000 as compared to $972,000 at the end of the first quarter last year. The debt-to-equity ratio at July 31, 2019 was .32-to-1, as compared to .23-to-1 at July 31, 2018.

“Recognizing the challenging second half of fiscal year 2019, I am pleased with the Company’s first quarter sales results for fiscal year 2020 and the progress we are making to return to sustained levels of profitability and cash generation,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer.

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE,

NORTH CAROLINA 28677-2927 PHONE 704-873-7202 • FAX 704-873-1275

“The Company is recovering from the decline in our Domestic volume during the second half of fiscal year 2019. We continue to invest in our leadership team and are increasing our capabilities in India to better serve our customers. We believe the market for laboratory furniture and infrastructure remains healthy, and Kewaunee is positioned well within the market.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forwardlooking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended July 31,
	2019	2018
Net sales	$39,336	$42,152
Cost of products sold	32,390	34,569

Gross profit	6,946	7,583
Operating expenses	6,170	5,763

Operating earnings	776	1,820
Other income	56	164
Interest expense, net	(167)	(91)

Earnings before income taxes	665	1,893
Income tax expense	169	395

Net earnings	496	1,498
Less: net earnings attributable to the noncontrolling interest	25	9

Net earnings attributable to Kewaunee Scientific Corporation	$471	$1,489

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.17	$0.54
Diluted	$0.17	$0.53
Weighted average number of common shares outstanding
Basic	2,750	2,736
Diluted	2,771	2,804

Kewaunee Scientific Corporation Condensed Consolidated Balance Sheets ($ in thousands)
	July 31, 2019	April 30, 2019
Assets	(Unaudited)

Cash and cash equivalents	$11,653	$10,647
Restricted cash	928	509
Receivables, less allowances	36,231	33,259
Inventories	16,351	17,206
Prepaid expenses and other current assets	3,839	3,736

Total Current Assets	69,002	65,357
Net property, plant and equipment	16,861	16,462
Right of use assets	6,785	—
Other assets	5,893	5,404

	$98,541	$87,223

Liabilities and Stockholders’ Equity

Short-term borrowings and interest rate swaps	$13,279	$9,513
Current portion of long-term debt and lease obligations	2,017	1,184
Accounts payable	15,393	15,190
Other current liabilities	7,343	6,846

Total Current Liabilities	38,032	32,733
Other non-current liabilities	12,572	6,787

Total Liabilities	50,604	39,520
Kewaunee Scientific Corporation equity	47,304	47,100
Noncontrolling interest	633	603

Total Stockholders’ Equity	47,937	47,703

Total Liabilities and Stockholders’ Equity	$98,541	$87,223